Exhibit 5.1

Wiggin and Dana LLP	203.498.4400
One Century Tower	203.782.2889 fax
P.O. Box 1832	www.wiggin.com
New Haven,
Connecticut
06508-1832
September 16, 2010
UIL Holdings Corporation
157 Church Street
New Haven, CT 06506
Re: UIL Holdings Corporation Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to UIL Holdings Corporation, a Connecticut corporation (the “Company”), in connection with the issuance of up to 20,355,000 shares of common stock of the Company, no par value (including shares that may be issued upon exercise of an option granted to the underwriters to purchase up to 2,655,000 shares of common stock to cover over-allotments) (collectively, the “Shares”), pursuant to an Underwriting Agreement, dated as of September 16, 2010 (the “Underwriting Agreement”) among the Company, Morgan Stanley & Co. Incorporated, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representatives of the several underwriters listed in Schedule 1 to the Underwriting Agreement. The Shares will be issued in an underwritten public offering pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-157854), as filed with the Securities and Exchange Commission on March 11, 2009 (at the time it became effective, the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the related prospectus dated March 11, 2009 and prospectus supplement dated September 16, 2010 (collectively, the “Prospectus”).
We have examined the Registration Statement, the Prospectus and documents and records of the Company and other documents, matters of fact and questions of law that we have deemed necessary for the purposes of this opinion. In
New Haven     Stamford     New York     Hartford     Philadelphia

UIL Holdings Corporation
September 16, 2010

our examination, we have assumed the authenticity of original documents and the genuineness of all signatures, the conformity to the originals of all documents submitted to us as copies, and the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.
Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Underwriting Agreement, the Registration Statement and the Prospectus, the Shares will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K of even date herewith, incorporated by reference into the Registration Statement, and to the reference to this firm under the heading “Legal matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or related rules.
Very truly yours,
/s/ Wiggin and Dana LLP